BlackRock MuniYield New York Insured Fund, Inc.

FILE #811-06500

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/08/06	LONG ISLAND PWR AUTH N Y ELEC SYS	518,090,000	10,700,000

Citigroup; Goldman, Sachs & Co.; Lehman Brothers; Morgan Stanley; UBS Investment Bank; A.G. Edwards; Banc of America Securities LLC; First Albany Capital Inc.; First Southwest Co.; JPMorgan; Loop Capital Markets LLC; Merrill Lynch & Co.; Ramirez & Co., Inc.; RBC Capital Markets; Roosevelt & Cross, Incorporated; Siebert Brandford Shank & Co., LLC; Wachovia Bank, National Association

2/16/06	PUERTO RICO COMMONWEALTH	2,184,860,553	4,100,000

Citigroup; Goldman, Sachs & Co.; RBC Capital Markets; Banc of America Securities LLC; BBVAPR MSD; JP Morgan; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; Raymond James & Associates, Inc.; Samuel A. Ramirez & Co.; Santander Securities; UBS Investment Bank; Wachovia Bank, National Association

03/21/07	NEW YORK N Y CITY MUN FIN AUTH WTR	587,975,000	6,950,000

Siebert Brandford Shank & Co., LLC; First Albany Capital, Inc.; M.R. Beal & Company; Merrill Lynch & Co.; UBS Investment Bank; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Bear, Stearns & Co. Inc.; Citigroup; Goldman, Sachs & Co.; JPMorgan; Lehman Brothers; Loop Capital Markets LLC; Morgan Stanley; Raymond James & Associates, Inc.; Wachovia Bank, National Association; Piper Jaffray; Prager, Sealy & Co., LLC; RBC Capital Markets; Roosevelt & Cross Inc.

03/21/07	NEW YORK N Y CITY MUN WTR FIN AUTH	587,975,000	2,250,000

Siebert Brandford Shank & Co., LLC; First Albany Capital, Inc.; M.R. Beal & Company; Merrill Lynch & Co.; UBS Investment Bank; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Bear, Stearns & Co. Inc.; Citigroup; Goldman, Sachs & Co.; JPMorgan; Lehman Brothers; Loop Capital Markets LLC; Morgan Stanley; Raymond James & Associates, Inc.; Wachovia Bank, National Association; Piper Jaffray; Prager, Sealy & Co., LLC; RBC Capital Markets; Roosevelt & Cross Incorporated

05/25/07	NEW YORK ST MTG AGY HOMEOWNER MTG	60,000,000	$1,000,000	UBS Securities LLC; Banc of America Securities LLC; Bear, Stearns & Co. Inc.; First Albany Capital Inc.; George K. Baum & Company; Goldman, Sachs & Co.; Merrill Lynch & Co.; Sterne, Agee & Leach, Inc.

07/13/07	Puerto Rico Sales Tax Financing Corp.	2,667,603,572.6	1,000,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association

09/14/07	Dormitory Authority of State of NY	120,820,000	2,500,000	Goldman, Sachs & Co., Alta Capital Group LLC, Janney Montgomery Scott LLC, J.P. Morgan Securities Inc., Merrill Lynch & Co